Exhibit 10.8

Capped Call Transaction

Date:	March 4, 2008

To:	Central European Media Enterprises Ltd.
c/o CME Development Corporation
Mark Wyllie (VP Corporate Finance) / Robert Janta-Lipinski (Group Treasurer)
Facsimile: +44 20 7430 5402
Telephone: +44 20 7430 5337 / 5353

From:	BNP Paribas
787 Seventh Avenue, 8th Floor
New York, NY  10019

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between BNP Paribas (“Party A”) and Central European Media Enterprises Ltd. (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date of the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. The Transaction constitutes a Share Option Transaction for the purposes of the Equity Definitions. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions.  In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern.  In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated March 4, 2008 (the “Offering Memorandum”) relating to the USD425 million aggregate principal amount of 3.50% Convertible Senior Notes due 2013 (the “Convertible Notes” and each USD1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Party B pursuant to an Indenture to be dated as of March 10, 2008 between Party B and The Bank of New York, as trustee (as in effect on the date of its execution, the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Party A and Party B as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Agent:
BNP Paribas Securities Corp. The parties agree and acknowledge that (i) BNP Paribas Securities Corp. (“BNPPSC”), an affiliate of BNP Paribas, has acted solely as agent and not as principal with respect to this Transaction and (ii) BNPPSC has no obligation or liability, by way of guarantee, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof).  Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other parties’ obligations under this Transaction.

Trade Date:	March 4, 2008

Option Style:	“Modified American” as set forth under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Party A

Buyer:	Party B

Shares:	The Class A common stock of Central European Media Enterprises Ltd. (the “Issuer”), par value USD0.08 per share, Ticker: CETV

Number of Options:
148,750, provided that if Lehman Brothers Inc. and J.P. Morgan Securities Inc. as representatives of the Initial Purchasers (as defined in the Purchase Agreement dated as of March 4, 2008 between Party B and Lehman Brothers Inc. and J.P. Morgan Securities Inc. as representatives of the initial purchasers party thereto (the “Purchase Agreement”)), exercise the option to purchase additional Convertible Notes pursuant to Section 2(d) of the Purchase Agreement, the Number of Options hereunder shall be automatically increased, effective upon payment by Party B of the Additional Premium on the Additional Premium Payment Date, by the Applicable Percentage times the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). For the avoidance of doubt, the Number of Options shall be reduced by the number of any Options exercised or terminated by Party B. In no event will the Number of Options be less than zero.

Option Entitlement:
As of any date, a number equal to the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 10.04(b) or Section 10.05(i) of the Indenture).

Applicable Percentage:	35%

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Strike Price:	USD105.00

Cap Price:	USD151.20

Premium:
USD19,828,375 (Premium per Option: USD133.30), provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, Party B shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Options by which the Number of Options is so increased and USD133.30.

Premium Payment Date:	Four Currency Business Days after the Trade Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Averaging Date” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:
The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material adverse impact on Party A’s ability to unwind any related hedging transactions related to the Transaction.”

Procedure for Exercise:

Exercise Period:
Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, but excluding, the first Averaging Date in respect of such Conversion Date; provided that in respect of any Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs during the period beginning on, and including, December 15, 2012, the final day of the Exercise Period shall be the Scheduled Trading Day immediately prior to the Expiration Date (such Exercise Period, the “Final Exercise Period”).

Conversion Date:
With respect to any conversion of Convertible Notes, the date on which the holder of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 10.02 of the Indenture.

Exercisable Options:
Upon the occurrence of a Conversion Date, a number of Options equal to (x) the Applicable Percentage times (y) the number of Convertible Notes in denominations of USD1,000 principal amount converted on such Conversion Date.

Expiration Time:	The Valuation Time

Expiration Date:	March 15, 2013

Multiple Exercise:	Applicable, as described under “Exercisable Options” above.

Automatic Exercise:
Applicable; and means that, in respect of any Exercise Period other than the Final Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the relevant Averaging Dates to which such Options relate and, in respect of the Final Exercise Period, all Options not previously exercised shall be deemed exercised on the relevant Averaging Dates to which such Options relate; provided that in each case, if a Notice of Exercise is required, such Options shall be deemed exercised only to the extent that Party B has provided a Notice of Exercise to Party A (in each case, such number of Options deemed exercised, the “Exercised Options”); provided further that, with respect to Exercised Options relating to an Exercise Period occurring prior to the Final Exercise Period (an “Early Conversion”), Automatic Exercise means that an Additional Termination Event shall be deemed to occur with respect to a portion of the Transaction relating to a number of Options equal to the number of such Exercised Options, as provided in clause (i) under “Additional Termination Events” below; provided further that to the extent the number of Exercised Options relating to any Conversion Date is less than the number of Exercisable Options relating to such Conversion Date, Party B shall be deemed to make to Party A on the date it provided the related Notice of Exercise to Party A (or, if no such notice is provided, the final day of such Exercise Period) the representations and warranties contained in paragraph (g) under “Additional Representations and Warranties of Party B” below as if the reference therein to “at the time of placing any order with respect to the Transaction” were replaced with “as of the date of the related Notice of Exercise (or, if no such notice is provided, the final day of the related Exercise Period).”

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options in respect of any Conversion Date occurring prior to the Final Exercise Period, Party B must notify Party A in writing before 5:00 p.m. (New York City time) on the Scheduled Trading Day prior to the scheduled first Averaging Date for the Exercisable Options being exercised of (i) the number of such Options, (ii) such first scheduled Averaging Date and the scheduled Settlement Date and (iii) if Party B elected to satisfy its obligations under the Convertible Notes solely with Shares (a “Gross Physical Settlement”) in connection with the related conversion of the Convertible Notes, the fact that Gross Physical Settlement applies to such conversion, and, in order to exercise any Exercisable Options during the Final Exercise Period, if Party B elected Gross Physical Settlement for any conversion of the Convertible Notes during the Final Exercise Period, Party B must notify Party A of such election in writing before 5:00 p.m. (New York City time) on December 15, 2012.

Valuation:

Valuation Time:	At the close of trading on the Exchange, without regard to extended or after hours trading.

Averaging Dates:
(x) For any Exercised Option relating to an Exercise Period occurring prior to the Final Exercise Period, the 25 (or 60 if Party B has notified Party A that Gross Physical Settlement applies to the related conversion) consecutive Scheduled Trading Days commencing on and including the third “Settlement Period Trading Day” (as defined in the Indenture) following the relevant Conversion Date, or (y) for any Exercisable Option relating to the Final Exercise Period, the 25 (or 60 if Party B has notified Party A that Gross Physical Settlement applies to conversions during the Final Exercise Period) consecutive Scheduled Trading Days commencing on, and including, the 27th (or 62nd if Party B has notified Party A that Gross Physical Settlement applies to conversions during the Final Exercise Period) Scheduled Trading Day immediately preceding the Expiration Date.

Averaging Date Market Disruption:
Modified Postponement; provided that, notwithstanding anything to the contrary in the Equity Definitions and in addition to the provisions of Section 6.7(c)(iii) of the Equity Definitions, if any Averaging Date is a Disrupted Day, the Calculation Agent may assign additional dates to be Averaging Dates and/or make adjustments to the number of Options to which each Averaging Date relates (including increasing such number or reducing such number to zero with respect to one or more Averaging Dates).

Relevant Price:	For any Averaging Date, the VWAP Price for such Averaging Date.

VWAP Price:
For any Exchange Business Day, the dollar volume weighted average price per Share for that Exchange Business Day based on transactions executed during that Exchange Business Day on the Exchange, as reported on Bloomberg Page “CETV.UQ <Equity> AQR” (or any successor thereto), or in the event such price is not so reported on such Exchange Business Day for any reason, as reasonably determined by the Calculation Agent.

Settlement Terms:

Settlement Currency:	USD

Settlement Date or Cash Settlement Payment Date:
For any Exercised Option, the date Shares will be delivered or cash will be paid with respect to the Convertible Notes related to such Exercised Options, under the terms of the Indenture; provided that if Gross Physical Settlement applies to the related conversion of the Convertible Notes and the Exercised Option relates to an Exercise Period other than the Final Exercise Period, one Settlement Cycle immediately following the final Averaging Date relating to such Exercised Option.

Settlement Method Election:
Applicable; provided that Party B shall not be permitted to elect Cash Settlement and hereby agrees not to make an election other than the Default Settlement Method with respect to the Transaction unless Party B makes to Party A in writing on the date of its election the representations and warranties contained in paragraph (g) under “Additional Representations and Warranties of Party B” below where the reference therein to “at the time of placing any order with respect to the Transaction” shall be replaced with “as of the date of such election of Cash Settlement.”

Electing Party:	Party B

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the first Averaging Date for the relevant Exercisable Options.

Default Settlement Method:	Physical Settlement

Cash Settlement Terms:

Cash Settlement:
If Cash Settlement applies with respect to any Exercised Options, a relevant portion of the Transaction shall expire on each Averaging Date with respect to a number of Options equal to the relevant number of Exercised Options divided by the number of scheduled Averaging Dates relating to such Exercised Options, rounded down to the nearest whole number, except the portion relating to the last such Averaging Date shall equal such relevant number of Exercised Options minus the number of Options relating to all preceding Averaging Dates relating to such Exercised Options (in each case subject to adjustment by the Calculation Agent in respect of any Disrupted Day). On the Cash Settlement Payment Date relating to the relevant Exercised Options, Party A shall pay to Party B the aggregate Cash Settlement Amount for all related Averaging Dates.

Cash Settlement Amount:
For each Averaging Date, an amount, as calculated by the Calculation Agent, equal to (i) the Strike Price Differential for such Averaging Date, multiplied by (ii) the number of Options to which such Averaging Date relates, multiplied by (iii) the Option Entitlement as of such Averaging Date.

Strike Price Differential:
For each Averaging Date, if the Relevant Price for such Averaging Date is (a) greater than the Strike Price and less than or equal to the Cap Price, an amount equal to the excess of the Relevant Price for such Averaging Date over the Strike Price, (b) greater than the Cap Price, an amount equal to the excess of the Cap Price over the Strike Price, or (c) less than or equal to the Strike Price, zero.

Physical Settlement Terms:

Physical Settlement:
If Physical Settlement applies with respect to any Exercised Options, a relevant portion of the Transaction shall expire on each Averaging Date with respect to a number of Options equal to the relevant number of Exercised Options divided by the number of scheduled Averaging Dates, rounded down to the nearest whole number, except the portion relating to the last such Averaging Date shall equal such relevant number of Exercised Options minus the number of Options relating to all preceding Averaging Dates relating to such Exercised Options (in each case subject to adjustment by the Calculation Agent in respect of any Disrupted Day). On the Settlement Date relating to the relevant Exercised Options, Party A shall deliver to Party B the aggregate Number of Shares to be Delivered for all related Averaging Dates and pay to Party B any Fractional Share Amount resulting from such aggregation (valued at the Relevant Price for the last Averaging Date).

Number of Shares to be Delivered:	An amount of Shares equal to the Cash Settlement Amount for such Averaging Date divided by the Relevant Price for such Averaging Date.

Other Applicable Provisions in Respect of Physical Settlement:
The representations and agreements contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Party B is the issuer of the Shares.

Share Adjustments:

Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 10.05 of the Indenture, that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 10.04(b) or Section 10.05(i) of the Indenture.

Method of Adjustment:
Calculation Agent Adjustment; which means, notwithstanding anything to the contrary in the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than pursuant to Section 10.04(b) or Section 10.05(i) of the Indenture) (i) the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement and (ii) the Calculation Agent may, but is not required to, make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Strike Price) to preserve the fair value of the Options to Party A after taking into account the effect of such Potential Adjustment Event; provided that in no event shall the Cap Price be less than the Strike Price; provided further, that adjustments may be made to the Cap Price to account for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to the Transaction.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.06(a) or Section 10.06(b) of the Indenture.

Tender Offers:
Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 10.05(f) of the Indenture or Clause (1) of the definition of “Fundamental Change” in Section 1.01 of the Indenture.

Consequence of Merger Events/Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer:

(i)   the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 10.04(b) or Section 10.05(i) of the Indenture; and

(ii)   the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable, to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that in no event shall the Cap Price be less than the Strike Price;

provided that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions of subparagraphs (i) and (ii) above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion; and
provided further that, notwithstanding the foregoing, with respect to any Majority Tender Offer, Party A may elect for Cancellation and Payment (Calculation Agent Determination) to apply.  “Majority Tender Offer” means A Tender Offer as defined in Section 12.1(d) of the Equity Definitions that results in the relevant entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, 50% or greater than 50% of the outstanding voting shares of the Issuer, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

Modified Calculation Agent Adjustment:
For greater certainty, the definition of “Modified Calculation Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in expected dividends, stock loan rate, liquidity, or, in the case of the Cap Price, also changes in volatility, relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2)  or Tender Offer Date (Section 12.3),” and (ii) deleting the phrase “, expected dividends, stock loan rate” from such stipulated parenthetical provision.

Announcement Event:
If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in expected dividends, stock loan rate, liquidity, or, in the case of the Cap Price, also changes in volatility, relevant to the Shares or to the Transaction) from the Announcement Date to the Expiration Date. If such economic effect is material to either party, the Calculation Agent will adjust the Cap Price to account for such economic effect; provided that in no event shall the Cap Price be less than the Strike Price. “Announcement Event” shall mean the occurrence of (i) the first public announcement of a firm intention to engage in a transaction that may lead to a Merger Event, (ii) the first public announcement of a firm intention to purchase or otherwise obtain the requisite number of shares that may lead to a Tender Offer or (iii) in each case, any subsequent amendment to or withdrawal of such announcement.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Delisting:
The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:
Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Party A shall be the Hedging Party for all Extraordinary Events

Determining Party:	Party A shall be the Determining Party for all Extraordinary Events

Additional Provisions:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations and Warranties of Party B:
In addition to the representations set forth in the Agreement, Party B further represents that;

(a) (i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; and (v) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) If Party B purchases any Shares pursuant to the Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Party B.

(c) At all times until termination of the Transaction, Party B is an “eligible contract participant” as the term is defined in the Commodity Futures Modernization Act of 2000.

 (d) Neither Party A nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than BNPPSC as dual agent as specified above), or advisor for Party B in connection with the Transaction.

(e) Each of its required filings under all applicable securities laws have been filed and that, as of the respective dates thereof there is no material misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) It has not entered into any obligation that would contractually limit it from effecting Physical Settlement or Cash Settlement under the Transaction.

(g) As of the Trade Date, Party B is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the Trade Date, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading such that Party B’s officers and directors are not in possession of any material non-public information concerning Party B or its securities.

(h) The Transaction and any repurchase of Shares by Party B in connection with the Transaction has been approved by its board of directors and that any such repurchase has been publicly disclosed.

(i) It is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(j) It is not, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(k) It is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (“Regulation M”), of any securities of Party B, other than a distribution meeting the requirements of the exception set forth in section 101(b)(10) or 102(b)(7) of Regulation M.  Party B shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(l) On the Trade Date and on any Additional Premium Payment Date (A) the assets of Party B at their fair valuation exceed the liabilities of Party B, including contingent liabilities, (B) the capital of Party B is adequate to conduct the business of Party B and (C) Party B has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

Other Provisions:
Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events:
If, in respect of the Transaction, an amount is payable by Party A to Party B (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Nationalization, Insolvency, Tender Offer or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party that resulted from an event or events outside Party B’s control) (a “Payment Obligation”), Party B shall have the right, in its sole discretion, to require Party A to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Party A, confirmed in writing within one Currency Business Day, no later than 4:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”).

Notwithstanding anything to the contrary in the foregoing, with respect to any Payment Obligation resulting from an Additional Termination Event in connection with an Early Conversion, Party B shall be deemed to have elected as of the Trade Date to require Party A to satisfy any such Payment Obligation by the Share Termination Alternative; provided that Party B may elect for the Share Termination Alternative not to apply to such Payment Obligation by (x) giving written notice of such election to Party A no later than 4:00 p.m., New York local time, on the Scheduled Trading Day immediately preceding the relevant Early Termination Date and (y) making to Party A in such written notice the representations and warranties contained in paragraph (g) under “Additional Representations and Warranties of Party B” above where the reference therein to “at the time of placing any order with respect to the Transaction” shall be replaced with “as of the date of this written notice.”

Upon Notice of Share Termination no later than 8:00 a.m. on the Exchange Business Day immediately following the Merger Date, Tender Offer Date, Announcement or Early Termination Date, as applicable, the following provisions shall apply:

Share Termination Alternative:
Applicable and means that Party A shall deliver to Party B the Share Termination Delivery Property on the date, or within a commercially reasonable period of time after, when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Party B free of payment.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value to Party A of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Party A at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
In the case of a Termination Event or Event of Default, one Share or, in the case of Nationalization, Insolvency or Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Merger Event or Tender Offer, as determined by the Calculation Agent. If a Share Termination Delivery Unit consists of property other than cash or New Shares and if Party B provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date that it elects to have Party A deliver cash, New Shares or a combination thereof (in such proportion as Party B designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Share Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced.  If such Nationalization, Insolvency, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:
If the Transaction is to be Share Termination Settled, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction; provided that all references to “Shares” shall be read as references to “Share Termination Delivery Units” and the representations and agreements contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Party B is the issuer of the Shares.  “Share Termination Settled” in relation to a Transaction means that Share Termination Settlement is applicable to the Transaction.

Special Provisions for Party B Payments:
Party A and Party B agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that (i) an Early Termination Date (whether as a result of an Event of Default or Termination Event) occurs or is designated with respect to any Transaction and, as a result, Party B owes to Party A an amount calculated under Section 6(e) of the Agreement or (ii) an Extraordinary Event occurs that results in the termination or cancellation of any Transaction pursuant to Article 12 of the Equity Definitions and, as a result, Party B owes to Party A a Cancellation Amount or any other amount in respect to this Transaction, such amount shall be deemed to be zero.

Right to Designate:
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any shares or other securities to or from Party B, Party A may designate any of its Affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance; provided, however, that notwithstanding the foregoing no such designation shall be permitted unless:

(i) Party B will not, as a result of such designation, be required to pay to such Affiliate any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay to Party A absent such transfer or otherwise suffer any other additional tax burden (whether an Indemnifiable Tax or otherwise) or Party A or such Affiliate waives any such additional payment obligation under Section 2(d)(i)(4) of the Agreement or agrees to make Party B whole for such additional tax burden; and

(ii) such Affiliate will not, as a result of such designation, be required to withhold or deduct on account of a Tax under Section 2(d)(i) of the Agreement in an amount in excess of that which Party A would have been required to so withhold or deduct absent such designation unless such Affiliate elects (or is required pursuant to Section 2(d)(i)(4) of the Agreement) to gross up Party B with respect to such excess withholding (either by payment directly to the taxing authority or a payment to Party B).

Transfer:
Neither party may transfer, pledge, assign or encumber this Transaction, in whole or in part, without the prior written consent of the other party; provided that Party A may transfer this Transaction to any branch of Party A or to any direct or indirect subsidiary of Party A whose obligations hereunder will be guaranteed by BNP Paribas where such guarantee shall be in form and substance reasonably acceptable to Party B; provided, however, that notwithstanding the foregoing no such assignment by Party A as assignor (the “Assignor”) shall be permitted unless:

(i) Party B will not, as a result of such assignment, be required to pay to such Affiliate any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay to the Assignor absent such transfer or otherwise suffer any other additional tax burden (whether an Indemnifiable Tax or otherwise) or Party A or such Affiliate waives any such additional payment obligation under Section 2(d)(i)(4) of the Agreement or agrees to make Party B whole for such additional tax burden;

(ii) such Affiliate will not, as a result of such assignment, be required to withhold or deduct on account of a Tax under Section 2(d)(i) of the Agreement in an amount in excess of that which the Assignor would have been required to so withhold or deduct absent such transfer unless such Affiliate elects (or is required pursuant to Section 2(d)(i)(4) of the Agreement) to gross up Party B with respect to such excess withholding (either by payment directly to the taxing authority or a payment to Party B); and

(iii) immediately upon giving effect to such assignment, no Event of Default and no Termination Event will occur as a direct result of such assignment.

If Party A, in its sole discretion, determines that its “beneficial ownership” at any time (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.0% or more of Party B’s outstanding Shares; and, in its sole discretion, Party A is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and in a time period reasonably acceptable to Party A that would reduce its “beneficial ownership” to 7.5%; Party A may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than (but not materially less than) 7.5%. In the event that Party A so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of Transaction having terms identical to the Transaction and Numbers of Options equal to the Terminated Portion, (ii) Party B shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction.

Staggered Settlement:
Party A may, by notice to Party B on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares required to be delivered by it on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)    in such notice, Party A will specify to Party B the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)  the aggregate number of Shares that Party A will deliver to Party B hereunder on all such Staggered Settlement Dates will equal the number of Shares that Party A would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)  if the Physical Settlement terms set forth above were to apply on such Nominal Settlement Date, then the Physical Settlement terms will apply on each Staggered Settlement Date, except that the related Shares to be delivered by Party A will be allocated among such Staggered Settlement Dates as specified by Party A in the notice referred to in clause (i) above and Party B shall pay the Settlement Amount for those Shares on the Nominal Settlement Date.

Set-Off and Netting:
Party A agrees not to set-off or net amounts due from Party B with respect to the Transaction hereunder against amounts due from Party A to Party B under obligations other than Equity Contracts. Section 2(c) of the Agreement as it applies to payments due with respect to the Transaction hereunder shall remain in effect and is not subject to the first sentence of this provision.

Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this paragraph.

“Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith and a commercially reasonable manner estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this section shall be effective to create a charge or other security interest.  This section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

Equity Rights:
Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Party B’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Party B’s bankruptcy to any claim arising as a result of a breach by Party B of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Party B herein under or pursuant to any other agreement.

No Collateral:	No collateral is required to be posted by Party B in respect of the Transaction.

Bankruptcy Code Provisions:
Each of Party A and Party B agrees and acknowledges that Party A is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Party A is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

Early Unwind:
In the event the sale of the Convertible Notes by the Issuer is not consummated with the initial purchasers for any reason, other than as a result of a breach by Party A, by the close of business in New York on March 10, 2008 (or such later date as agreed upon by the parties) (March 10, 2008 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Party A and Party B under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Party B shall reimburse the costs and expenses (including market losses) relating to reselling those Shares to unwind its hedge positions, and will assume, or reimburse the cost of unwinding, any and all derivatives entered into by Party A or one or more of its affiliates in connection with hedging the Transaction (to the extent such costs and expenses in the aggregate do not exceed the product of USD3,000,000 times the Applicable Percentage). Party A and Party B represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Additional Termination Events:
Notwithstanding anything to the contrary in this Confirmation, (i) upon the occurrence of an Early Conversion:

(A) such Early Conversion shall constitute an Additional Termination Event hereunder with respect to a number of Options equal to the number of the relevant Exercised Options (the “Affected Number of Options”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Party B shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Conversion Date for such Early Conversion shall as of such Conversion Date be reduced by the Affected Number of Options;

(B) notwithstanding anything to the contrary in the Agreement, Party A shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Conversion Date for the related Early Conversion; and

(C) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Party B leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to Section 10.04(b) or Section 10.05(i) of the Indenture and (z) the corresponding Convertible Notes remain outstanding, and

(ii) if there has occurred an acceleration of the Convertible Notes after an event of default with respect to Party B under the terms of the Convertible Notes as set forth in Section 6.02 of the Indenture, then such acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Party B shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Party A shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

Right to Extend:
Party A may extend, for as long as it is reasonably necessary, any Averaging Date, the Expiration Date, the Settlement Date or any other date of delivery by Party A, with respect to some or all of the Options hereunder, if Party A determines, in its commercially reasonable discretion based on the advice of nationally recognized outside counsel, that such extension is reasonably necessary or appropriate to preserve Party A’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Party A to effect purchases or sales of Shares in connection with its hedging or settlement activity hereunder in a manner that would, if Party A were Party B or an affiliated purchaser of Party B, be in compliance with applicable legal and regulatory or self-regulatory requirements or with related policies or procedures applicable to Party A.

Registration of Hedge Shares:
Party B hereby agrees that if Party A determines, in its reasonable judgment based on the advice of nationally recognized outside counsel, that the Shares (the “Hedge Shares”) acquired by Party A for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Party A without registration under the Securities Act, Party B shall, at Party B’s election: (i) in order to allow Party A to sell the Hedge Shares in a registered offering, make available to Party A an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Party A, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Party B reasonably acceptable to Party A, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Party A a reasonable opportunity to conduct a “due diligence” investigation with respect to Party B customary in scope for underwritten offerings of equity securities (provided, however, that if Party A, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Party B); (ii) in order to allow Party A to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Party A, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Hedge Shares from Party A), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Party A (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Party A for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Party A at the VWAP Price on such Exchange Business Days, and in the amounts, as requested by Party A.

Repurchase notices:
Party B shall, no later than ten Scheduled Trading Days prior to the day on which Party B effects any repurchase of Shares, give Party A a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) greater than 8.0% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the date hereof).  The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.  Party B agrees to indemnify and hold harmless Party A and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Party A's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Party B's failure to provide Party A with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Party B in writing, and Party B, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Party B may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Party B shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Party B agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Party B shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Party B, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Restrictions on Repurchases:
On any Averaging Date, neither Party B nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

Restrictions on Certain Distributions:
During any Averaging Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares shall not be subject to a "restricted period" (as such term is defined in Regulation M) and Party A shall not engage in any "distribution" (as such term is defined in Regulation M) until the sixth Exchange Business Day immediately following the Averaging Period.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine other than Section 5-1401 of the New York General Obligations Law).

Termination Currency:	USD

Office:	For the purposes of the Transaction, Party A is not a Multibranch Party, and Party B is not a Multibranch Party.

Calculation Agent:
BNPPSC; provided that, upon written request by Party B, the Calculation Agent shall provide in writing in reasonable detail evidence and explanation of any calculation or determination it made in respect of the Transaction, including a description of the methodology and data applied in making any adjustment to any terms of the Transaction, in each case within five Exchange Trading Days of receipt by Party A of such written request by Party B; provided further that (i) if the Calculation Agent fails to provide such evidence or calculation within such required time period and such failure resulted from administrative or clerical error, such failure shall not constitute an Event of Default with respect to the Calculation Agent if the Calculation Agent provides such evidence or calculation within three Exchange Business Days of being made aware of such failure and (ii) in providing such evidence and explanation, in no event shall the Calculation Agent be obligated to disclose any trading information proprietary to Party A or its affiliates or any information which Party A or its affiliate is required by contract or law to hold confidential.

WAIVER OF JURY TRIAL:
EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Tax Disclosure:
Effective from the date of commencement of discussions concerning the Transaction, Party B and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Party B relating to such tax treatment and tax structure.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 212-741-7990, Attention: Terrance Ganser.

Yours sincerely,	Accepted and agreed to:

BNP Paribas	Central European Media Enterprises Ltd

By: /s/ Lamine Merad	By: /s/ Michael Garin
Name: Lamine Merad	Name: Michael Garin
Title: Vice President	Title: Chief Executive Officer

Execution time will be furnished upon Party B's written request.